Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2010 Omnibus Stock and Incentive Plan (Plan) of Whirlpool Corporation of our reports dated February 19, 2013, with respect to the consolidated financial statements and schedule of Whirlpool Corporation and the effectiveness of internal control over financial reporting of Whirlpool Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 16, 2013